EXHIBIT 8.1

July 11, 2007	Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, New York 10019-5820 Main Tel (212) 506-2500 Main Fax (212) 262-1910 www.mayerbrownrowe.com

Stanwich Asset Acceptance Company, L.L.C. Seven Greenwich Office Park 599 West Putnam Avenue Greenwich, Connecticut 06830

Re:	Tax Opinion-Stanwich Asset Acceptance Company, L.L.C.
Asset-Backed Pass-Through Certificates, Series 2007-HE1

Ladies and Gentlemen:

We have advised Stanwich Asset Acceptance Company, L.L.C. (the “Registrant”) with respect to certain federal income tax aspects of the issuance of the Asset-Backed Pass-Through Certificates, Series 2007-HE1 (the “Certificates”), which will be issued pursuant to a Pooling and Servicing Agreement, dated as of June 1, 2007, as more particularly described in the prospectus, dated June 28, 2007 (the “Base Prospectus”), and the prospectus supplement, dated July 10, 2007 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), relating to such series, each forming a part of the Registration Statement on Form S-3 (File No. 333-139507) as filed by the Registrant with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on December 20, 2006, and declared effective on February 2, 2007 (the “Registration Statement”). Capitalized terms used but not defined herein have the meanings specified in the Prospectus.

The description of selected federal income tax consequences to holders of the Certificates that appears under the heading “Material Federal Income Tax Consequences” in the Base Prospectus and in the Prospectus Supplement does not purport to discuss all possible income tax ramifications of the proposed issuance, but with respect to those tax consequences which are discussed, in our opinion such description is accurate in all material respects to the extent it relates to matters of law or legal conclusions with respect thereto. In addition, we adopt and confirm the statements in the description identified as the opinion of special United States federal tax counsel.

Berlin  Brussels  Charlotte  Chicago  Cologne  Frankfurt  Hong Kong  Houston  London  Los Angeles  New York  Palo Alto  Paris  Washington, D.C.
Independent Mexico City Correspondent:  Jauregui, Navarrete y Nader S.C.

Mayer, Brown, Rowe & Maw LLP operates in combination with our associated English limited liability partnership in the offices listed above.

Stanwich Asset Acceptance Company, L.L.C.
July 11, 2007

We have examined such instruments, documents and records as we deemed relevant and necessary as a basis of our opinion set forth above. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the legal capacity of all natural persons; and (e) the authenticity of oral or written statements and representations of public officials, officers and other representatives of the Registrant and others.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Prospectus contained therein. In giving such consent, we do not consider that we are “experts,” within the meaning of the term as used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Very truly yours,

/s/ MAYER, BROWN, ROWE & MAW LLP

JVG/JPC/TS/PL/BT